EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Coronado Biosciences, Inc. on Form S-3 (Nos. 333-177041, 333-183943 and 333-189935) and Form S-8 (No. 333-184616 and 333-194588) of our report dated March 16, 2015, on our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports are included in this Annual Report on Form 10-K to be filed on or about March 16, 2015.

/s/ EisnerAmper LLP

New York, New York

March 16, 2015